                                                                    EXHIBIT 4.02

                                 THE 3DO COMPANY
                      FOURTH SHAREHOLDERS' RIGHTS AGREEMENT

      This Fourth Shareholders' Rights Agreement (the "Agreement") is made and entered into as of ___________, 1994 by and among The 3DO Company, a California corporation (formerly SMSG, Inc.) (the "Company"), Electronic Arts Inc., a Delaware corporation ("EA"), Kleiner Perkins Caufield & Byers V, a California limited partnership ("KPCB"), KPCB Zaibatsu Fund I, a California limited partnership ("Zaibatsu"), TW/Three D Holding Co., a New York general partnership and successor to the rights and obligations of Time Warner Enterprises, Inc., Warner Communications, Inc., and Time Warner Entertainment Company, L.P. ("TWEC") under this Agreement and any prior shareholders' rights agreement ultimately replaced by this Agreement (including its predecessors, "TW/Three D"), Technology Partners West Fund IV, L.P. ("TP"), Matsushita Electric Industrial Co., Ltd. ("MEI"), MCA, Inc. ("MCA"), AT&T and Creative Technology Ltd. ("Creative"). EA, KPCB, Zaibatsu, TW/Three D, TP, MEI, MCA and AT&T are collectively referred to herein as the "Existing Shareholders" and Creative is referred to herein as a "New Shareholder." Each party individually is referred to herein as a "Shareholder."

                                 R E C I T A L S

      A. Pursuant to a Series A Preferred Stock Purchase Agreement dated September 30, 1991 (the "First Series A Purchase Agreement"), TWEC purchased 5,000,000 shares of the Company's Series A Preferred Stock ("Series A Stock") from the Company, KPCB purchased 3,610,000 shares of Series A Stock from the Company and acquired an option to purchase an additional 950,000 shares of Series A Stock from EA, Zaibatsu purchased 190,000 shares of Series A Stock from the Company and acquired an option to purchase an additional 50,000 shares of Series A Stock from EA, and TP purchased 400,000 shares of Series A Stock from the Company. Pursuant to a Series A Preferred Stock Purchase Agreement dated April 9, 1992 (the "Second Series A Purchase Agreement"), MEI purchased 5,000,000 shares of Series A Stock from the Company. Subsequently, each of MCA and TWEC exercised options to purchase 666,666 shares of Series A Stock from the Company. Pursuant to a Series B Preferred Stock Purchase Agreement dated January 5, 1993 (the "Series B Purchase Agreement"), certain individuals and certain of the Shareholders named on Exhibit A to the Series B Purchase Agreement are purchasing an aggregate of 2,666,673 shares of Series B Preferred Stock ("Series B Stock") from the Company. The shares of Common Stock of the Company into which the Series A Stock and Series B Stock are convertible are referred to herein as "Conversion Stock."

      B. As of September 14, 1993, TWEC assigned to TW/Three D all shares of the Company's common stock owned by it as of such date and all rights and obligations relating to such stock. Contemporaneously with such assignments, TW/Three D accepted such stock and assumed all rights and obligations relating thereto.

      C. Pursuant to a stock purchase agreement between the Company and MEI dated effective September 1994 (the "MEI Agreement"), the Company has agreed to issue to MEI two shares of the Company Common Stock for each hardware system shipped by MEI, at or below certain suggested retail prices as defined in the MEI Agreement, from February 1, 1994 through September 30, 1994. Pursuant to a letter agreement dated May 10, 1994 between the Company and Creative (as supplemented by a letter agreement dated May 27, 1994 between the Company and Creative) (collectively, the "Creative Letter"), the Company has agreed to issue to Creative two shares of the Company's Common Stock for each Qualifying PC Card (as defined in the Creative Letter) sold and shipped by Creative (or its subsidiaries) and received by a retail account, at or below certain suggested retail prices as defined in the Creative Letter, through December 31, 1994. The shares of Common Stock of the Company issuable pursuant to the MEI Agreement and the Creative Letter are referred to herein as "Incentive Stock."

      D. In connection with the First Series A Purchase Agreement, the Company, EA, KPCB, Zaibatsu, TW/Three D and TP entered into a Shareholders' Rights Agreement dated as of September 30, 1991 ("First Shareholders' Rights Agreement"). The First Shareholders' Rights Agreement was terminated and replaced by a second Shareholders' Rights Agreement dated April 9, 1992 ("Second Shareholders' Rights Agreement"). The Second Shareholders' Rights Agreement was terminated and replaced by a Third Shareholders' Rights Agreement dated January 13, 1993 (the "Third Shareholders' Rights Agreement"), which is, in turn, being terminated and replaced by this Agreement.

      E. The share numbers and dollar amounts in this Agreement (including in these Recitals) have been adjusted to reflect the two-for-one stock split of the Company's outstanding capital that occurred in October 1992 and the one-for-two reverse stock split that occurred in March 1993.

      NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

      1.    INFORMATION RIGHTS.

            1.1 Information to Board Members. The Company agrees that the Company will:

                  (a) Annual Budget. Furnish to each member of the Company's Board of Directors as soon as practicable, and in any event no later than thirty
(30) days after the close of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for the next immediate fiscal year. The Company will also furnish to each member of the Company's Board of Directors, within a reasonable time of its preparation, amendments to the annual budget, if any; and

                  (b) Monthly Reports. Furnish to each member of the Company's Board of Directors as soon as practicable, and in any case within thirty (30) days after the end of each calendar month, monthly unaudited financial statements, including an unaudited Balance Sheet an unaudited Statement of Income and an unaudited Statement of Cash Flows, together with a comparison to the Company's operating plan and budget.

                  (c) Additional Information. Furnish to any member of the Company's Board of Directors any additional documents or information regarding the Company and its business requested by such Board member that is reasonably required to enable such Board member to fulfill his or her duties as a Board member.

            1.2 144A Information. The Company agrees to provide each Existing Shareholder who holds at least 400,000 shares of Series A Stock and/or Series B Stock and/or the equivalent number (on an as-converted basis) of shares of Conversion Stock upon request, with such written information as may be required in order to permit such Shareholder to resell any shares of the Company's stock pursuant to Rule 144A promulgated under the Securities Act, if applicable.

            1.3 Determination of Shares. For purposes of this Section 1, the requisite number of shares of Series A Stock and/or Series B Stock and/or Conversion Stock required to be held by a Shareholder to qualify for any particular rights set forth in this Section shall be adjusted proportionally to reflect any subdivisions, combinations or stock dividends affecting the outstanding number of shares of such stock after the date of this Agreement.

            1.4 Assignment of Information Rights. Rights of any Shareholder under any Section of this Section 1 may be assigned only to a party who acquires from a Shareholder (or any permitted successor or assignee of a Shareholder) at least that number of shares of Series A Stock and/or Series B Stock and/or Conversion Stock that a Shareholder is required to hold under the terms of such
Section in order to be entitled to such rights.

            1.5 Termination of Information Rights. The information rights granted pursuant to this Section 1 will terminate at the earlier of ten years after the Company's Initial Public Regis tration or at such time after two years after the Company's Initial Public Registration as all Registrable Securities held by a Holder can be resold freely without registration under Rule 144(k).

      2.    REGISTRATION RIGHTS.

            2.1   Definitions.  For purposes of this Section 2:

                  (a) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

                  (b) Registrable Securities. The term "Registrable Securities" means: (1) all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series A Stock or Series B Stock that are now owned or may hereafter be acquired by any Shareholder or any other party who purchases Series A Stock or Series B Stock from the Company and subsequently becomes a party and signatory to this Agreement as a "Shareholder" hereunder;
(2) any shares of Common Stock of the Company issued as Incentive Stock; and (3) any shares of

Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

                  (c) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

                  (d) Holder. For purposes of this Section 2, the term "Holder" means any person owning of record Registrable Securities (aggregating as a single Holder Registrable Securities held by any TW/Three D Affiliate, and aggregating as a single Holder Registrable Securities held by any MEI Affiliate, and aggregating as a single Holder Registrable Securities held by any AT&T Affiliate, as defined in Section 4.1(d) of the Third Shareholders' Rights Agreement) that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Stock or Series B Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that the Company shall in no event be obligated to register shares of Series A Stock or Series B Stock, and that Holders of Registrable Securities will not be required to convert their shares of Series A Stock or Series B Stock into Common Stock in order to exercise the registration rights granted hereunder until immediately before the closing of the offering to which the registration relates.

                  (e) Form S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (f) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

            2.2   Demand Registration.

                  (a) Request for Registration. Subject to terms and conditions of this Section 2, if the Company shall receive:

                              (i) Holders Request. At any time after September 30, 1994, a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities (which request shall expressly state that it is being made pursuant to this Section 2.2(a)(i)); or

                              (ii) TW/Three D Request. A written request from TW/Three D that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities (which request by TW/Three D shall expressly state that it is being made pursuant to this Section 2.2(a)(ii));

                              (iii) MEI Request. A written request from MEI that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities (which request by MEI shall expressly state that it is being made pursuant to this Section 2.2(a)(iii));

                              (iv) AT&T Request. A written request from AT&T that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities (which request by AT&T shall expressly state that it is being made pursuant to this Section 2.2(a)(iv));

then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (a "Request Notice") to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after the Company has mailed the Request Notice to the Holders, subject only to the limitations of this Section 2.2; provided, however, that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $3,000,000 (or $7,500,000 if such requested registration is under Section 2.2(a)(i) and is the first public offering of the Company's stock registered under the Securities Act); and provided further that MEI shall not in any event exercise its rights under Sections 2.2(a)(i) or 2.2(a)(iii) hereof with respect to more than 2,570,547 shares before April 2, 1996 and that Creative shall not in any event exercise its rights under Section 2.2(a)(i) hereof before April 1, 1997.

                  (b) Underwriting. If the Holder or Holders initiating a registration request under this Section 2.2 ("Initiating Holder" or "Initiating Holders", as applicable) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then the Initiating Holder or Initiating Holders shall so advise the Company as a part of its or their request for registration made pursuant to this Section 2.2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holder or a majority in interest of the Initiating Holders, as applicable, and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and the Initiating Holder or a majority in interest of the Initiating Holders, as applicable. Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holder or Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration; and provided, further, that (i) if TW/Three D has requested to include Registrable Securities in such underwriting and registration pursuant to Section 2.2(a)(ii) and if the number of TW/Three D's Registrable Securities to be included is reduced pursuant to this sentence, then such request by TW/Three D shall not be deemed to be a request for registration pursuant to Section 2.2(a)(ii) for purposes of Section 2.2(c), below; (ii) if MEI has requested to include Registrable Securities in such underwriting and registration pursuant to Section 2.2(a)(iii) and if the number of MEI's Registrable Securities to be included is reduced pursuant to this sentence, then such request by MEI shall not be deemed to be a request for registration pursuant to Section 2.2(a)(iii) for purposes of Section 2.2(c), below; and (iii) if AT&T has requested to include Registrable Securities in such underwriting and registration pursuant to Section 2.2(a)(iv) and if the number of AT&T's Registrable Securities to be included is reduced pursuant to this sentence, then such request by AT&T shall not be deemed to be a request for registration pursuant to Section 2.2(a)(iv) for purposes of Section 2.2(c), below. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) Maximum Number of Demand Registrations. The Company is obligated to effect only one (1) registration pursuant to Section 2.2(a)(i), only one (1) registration pursuant to Section 2.2(a)(ii), only one (1) registration pursuant to Section 2.2(a)(iii) and only one (1) registration pursuant to Section 2.2(a)(iv).

                  (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders;

provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

                  (e)   Expenses.

                              (i) Holder Requested Registration. All expenses
incurred in connection with a registration requested pursuant to Section 2.2(a)(i), including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel (not to exceed $25,000) for the selling Holders (but excluding underwriters' discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to Section 2.2(a)(i) shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2(a)(i) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to a demand registration pursuant to
Section 2.2(a)(i), in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.2(a)(i).

                              (ii) TW/Three D, MEI or AT&T Requested
Registration. All expenses incurred in connection with a registration requested by TW/Three D pursuant to Section 2.2(a)(ii), or a registration requested by MEI pursuant to Section 2.2(a)(iii), or a registration requested by AT&T pursuant to
Section 2.2(a)(iv), including without limitation all registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, the fees and disbursements of any counsel engaged to represent the selling Holders in such registration and all underwriters' discounts and commissions, shall be borne exclusively by the selling Holders on a pro rata basis in proportion to the number of Registrable Securities owned by each such selling Holder that are included in such registration at the time it goes effective.

            2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding any registration statement relating to any registration under Section 2.2 or 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement; provided, however, that MEI shall not in any event exercise its rights under Section 2.3 hereof with respect to more than 2,570,547 shares before April 2, 1996 and that Creative shall not in any event exercise its rights under Section 2.3 hereof before April 1, 1997. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

                  (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $25,000) shall be borne by the Company.

            2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least twenty percent (20%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (provided, however, that MEI shall not in any event exercise its rights under this Section 2.4 with respect to more than 2,570,547 shares before April 2, 1996 and that Creative shall not in any event exercise its rights under this Section 2.4 before April 1, 1997), then the Company will:

                  (a) Notice. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                              (i) if Form S-3 is not available for such offering by the Holders;

                              (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;

                              (iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4;

                              (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration.

                  (c) Expenses. All expenses incurred in connection with any registration requested pursuant to this Section 2.4 shall be borne by the Holders on a pro rata basis in proportion to the number of Registrable Securities owned by the Holders that are included in such registration at the time it goes effective.

                  (d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

            2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering addressed to the underwriters, if any, and if there are no underwriters, to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and if there are no underwriters, to the Holders requesting registration of Registrable Securities.

            2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or
2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

            2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

            2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.2, 2.3 or 2.4:

                  (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                              (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                              (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                              (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in con nection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange

Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                  (c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commence ment of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

                  (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                  (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                  (f) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

            2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

                  (c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

            2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section
2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 2.2(a)(i), (ii), (iii) or (iv), or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.2.

            2.11 Assignment of Registration Rights. The rights of a Shareholder under this Section 2 (other than TW/Three D's rights to initiate a demand registration under Section 2.2(a)(ii), MEI's rights to initiate a demand registration under Section 2.2(a)(iii) and AT&T's rights to initiate a demand registration under Section 2.2(a)(iv)) may be assigned to any party who acquires Registrable Securities or shares of Series A Stock or Series B Stock convertible into Registrable Securities in a transfer not involving a distribution or offering of such shares to the public and not made pursuant to Rule 144 promulgated under the Securities Act, who agrees in writing with the Company to be bound by all of the provisions of this Section 2. TW/Three D's right to initiate a demand registration under Section 2.2(a)(ii) may be assigned to any party who acquires at least 80% of the Series A Stock originally acquired by TW/Three D under the First Series A Purchase Agreement (or the Conversion Stock with respect thereto) and who agrees in writing with the Company to be bound by all of the provisions of this Section 2. MEI's right to initiate a demand registration under Sec tion 2.2(a)(iii) may be assigned to any party who acquires at least 80% of the Series A Stock originally acquired by MEI under the Second Series A Purchase Agreement (or the Conversion Stock with respect thereto) and who agrees in writing with the Company to be bound by all of the provisions of this Section 2. AT&T's right to initiate a demand registration under Section 2.2(a)(iv) may be assigned to any party who acquires at least 80% of the Series B Stock originally acquired by AT&T under the Series B Purchase Agreement (or the Conversion Stock with respect thereto) and who agrees in writing with the Company to be bound by all of the provisions of this Section 2.

            2.12 Termination of Registration Rights. The registration rights granted pursuant to this Section 2 will terminate at the earlier of ten years after the Company's Initial Public Regis-tration or at such time after two years after the Company's Initial Public Registration as all Registrable Securities held by a Holder can be resold freely without registration under Rule 144(k).

      3.    VOTING AGREEMENTS.

            3.1   Election of Board of Directors.

                  (a) Voting; Board Designees. The Shareholders further agree to vote all shares of the capital stock of the Company now or hereafter directly or indirectly owned (of record or beneficially) by them or their affiliates, and to nominate candidates for election to the Company's Board of Directors, as shall be necessary to elect and appoint to the Board of Directors of the Company, and to maintain as members of the Company's Board of Directors, the following persons:

                              (i) one (1) individual designated by EA (the "EA Designee"), so long (and only so long) as EA owns the Required Number of Shares (as defined below);

                              (ii) one (1) individual designated by KPCB (the "KPCB Designee"), so long (and only so long) as KPCB together with Zaibatsu owns the Required Number of Shares;

                              (iii) one (1) individual designated by TW/Three D (the "TW/Three D Designee"), so long (and only so long) as TW/Three D together with all TW/Three D Affiliates owns the Required Number of Shares;

                              (iv) one (1) independent individual nominated for election to the Company's Board of Directors by KPCB who is not an officer or employee of the Company or affiliated with KPCB or TW/Three D and whose nomination is approved by a majority of the Company's Board of Directors excluding the KPCB representative (the "KPCB Nominee"), so long (and only so long) as KPCB owns the Required Number of Shares;

                              (v) one (1) independent individual nominated for election to the Company's Board of Directors by TW/Three D who is not an officer or employee of the Company or affiliated with KPCB or TW/Three D and whose nomination is approved by a majority of the Company's Board of Directors excluding the TW/Three D representative (the "TW/Three D Nominee"), so long (and only so long) as TW/Three D owns the Required Number of Shares;

                              (vi) the then-incumbent Chief Executive Officer of the Company;

                              (vii) one (1) individual designated by MEI (the "MEI Designee"), so long (and only so long) as MEI together with all MEI Affiliates owns the Required Number of Shares; provided that such individual is either a senior operating executive employed by MEI's consumer electronics group or is approved as a nominee by a majority of the Company's Board of Directors excluding the MEI representative;

                              (viii) one (1) independent individual nominated for election to the Company's Board of Directors by MEI who is not an officer or employee of the Company or affiliated with MEI and whose nomination is approved by a majority of the Company's Board of Directors excluding the MEI representative (the "MEI Nominee"), so long (and only so long) as MEI owns the Required Number of Shares; and

                              (ix) one (1) individual designated by AT&T (the "AT&T Designee"), so long (and only so long) as AT&T together with all AT&T Affiliates owns the Required Number of Shares.

As to any remaining members of the Company's Board of Directors, the Shareholders may vote their shares as they deem appropriate. The provisions of this Section 3 will be binding on all Share holders and their transferees regardless of whether any of them continue to hold the Required Number of Shares.

                  (b) Required Number of Shares. As used herein, the term "Required Number of Shares" with respect to EA, KPCB, TW/Three D and MEI means 3,000,000 shares of Series A Stock and/or Series B Stock, and with respect to AT&T means 2,000,000 shares of Series B Stock, and/or in each case the equivalent number (on an as-converted basis) of shares of Conversion Stock (such numbers of shares of Series A Stock, Series B Stock and Common Stock being subject to proportional adjustment to reflect subsequent subdivisions, combinations, stock dividends and similar events affecting the number of outstanding shares of such stock after the date of this Agreement).

                  (c) Changes in Board Seats. If from time to time any party authorized to designate or nominate an individual to serve on the Company's Board of Directors under clauses (i) through (v), (vii) and (viii) of Section 3.1(a) (an "Electing Party"), elects to:

                              (i) remove from the Company's Board of Directors an individual who was designated or nominated for election to the Board by such Electing Party under Section 3.1; and/or

                              (ii) designate a different individual to occupy that Board seat, or to fill a vacancy in such Board seat;

then the Shareholders shall vote all shares of the capital stock of the Company then directly or indirectly owned (of record or beneficially) by them or their affiliates to cause the individual designated by such Electing Party to be removed from, or elected to, the Company's Board of Directors, as the case may be.

                  (d) Notice; Cumulative Voting. The Company shall promptly give each Shareholder written notice of any election to, or appointment of, or change in composition of, the Board of Directors of the Company. In any election of directors, the Shareholders shall utilize cumulative voting, if necessary, to carry out their voting obligations under this Section 3.

            3.2 Further Assurances. Each of the Shareholders and the Company agree not to vote any shares of Company stock, or to take any other actions, in any manner that would defeat, impair or adversely effect the stated goals and intentions of the parties under this Section.

            3.3 Effect of Transfer of Shares; Legend.

                  (a) Restrictions Against Assignment. No party may assign, delegate or otherwise transfer to any person or entity (including but not limited to any transferee of shares of the Company's stock) any rights of such party to designate or nominate any individual for election to the Company's Board of Directors under this Section 3, except that TW/Three D may transfer such rights to any TW/Three D Affiliate, MEI may transfer such rights to any MEI Affiliate and AT&T may transfer such rights to any AT&T Affiliate.

                  (b) Transferees. Each and every transferee or assignee of shares of capital stock of the Company from any Shareholder shall be bound by and subject to all the terms and conditions of this Section 3 (except that no such transferee or assignee, other than a TW/Three D Affiliate, MEI Affiliate or AT&T Affiliate pursuant to Section 3.3(a), shall acquire or succeed to any right to designate or nominate any individual for election to the Company's Board of Directors). So long as the provisions of this Section 3 are in effect, the Company shall require, as a condition precedent to the transfer of any shares of Company stock covered by this Section 3, that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Section 3 as provided in this Section 3.3(b) and to ensure that his transferees of Company stock shall be likewise bound.

                  (c) Legend. The Company and the Shareholders agree that, so long as the provisions of this Section 3 are in effect, all Company share certificates now or hereafter held by each Shareholder will be stamped or otherwise imprinted with a legend in substantially the following form:

            THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS IN REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF A SHAREHOLDERS' RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

            3.4 Specific Performance. Each of the parties acknowledge that all other parties hereto will be irreparably damaged in the event that the provisions of this Section are not specifically enforced. Accordingly, should any dispute arise pursuant this Agreement, the parties agree that a decree of specific performance shall be an appropriate remedy. Such remedy shall be cumulative and shall be in addition to any other remedies which any party may have at law or in equity.

            3.5 Termination of Voting Agreements. The rights and obligations of the parties granted pursuant to this Section 3 will terminate at the earlier of eighteen months after the Company's Initial Public Registration or on the termination of the Lock-Up Agreements between the Existing Shareholders and the Underwriters of the Company's Initial Public Registration.

      4. SHAREHOLDER CONFIDENTIALITY. Each Shareholder hereby agrees to safeguard against disclosure to third parties and not to use except as specifically authorized herein (or by agreements executed pursuant hereto) all confidential information concerning the business of the Company that may be disclosed to such Shareholder by reason of such Shareholder's access to the books, records, properties or personnel of the Company before or after the date hereof (collectively, "Company Confidential Information") by using reasonable secrecy measures and in no event less than the same degree of care as such Shareholder uses for such Shareholder's own similar proprietary information. However, a Shareholder shall not be obligated to maintain any such Company Confidential Information in confidence to the extent that: (i) the Company Confidential Information is or becomes public knowledge other than through the fault of such Shareholder; (ii) the Company Confidential Information is or becomes available on an unrestricted basis to such Shareholder from a source other than the Company; or (iii) the Company Confidential Information is required to be disclosed by such Shareholder, under a court order or governmental action, provided that such Shareholder provides not less than 30 days' prior written notification to the Company of such obligation and seeks, or allows the Company to seek, an appropriate protective order, and provided further that disclosure solely pursuant to this clause (iii) shall not release a Shareholder from such Shareholder's obligation to maintain confidentiality.

      5.    MISCELLANEOUS.

            5.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

            5.2 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

            5.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            5.4 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which are incorporated herein by this reference.

            5.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (including delivery via facsimile) or three (3) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days advance written notice to all other parties.

            5.6 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            5.7 Representation by Counsel. Each party to this Agreement acknowledges that it has had the opportunity to obtain the advice of independent legal counsel.

            5.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of holders of a majority of the Series A Stock and/or Series B Stock and/or Conversion Stock then held by all Shareholders, acting as a single class. Any such amendment or waiver will be binding on all parties hereto except where the amendment or waiver affects a right that is specific to a party named herein, in which event the amendment or waiver of such right requires the consent of such party.

            5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms to the maximum extent possible.

            5.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

            5.11 Further Assurances. From and after the date of this Agreement, upon the request of a party, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

            5.12 Expenses. Each party will bear its own expenses incurred in connection with the negotiation and preparation of this Agreement.

            5.13 Termination of Prior Agreements. Upon the execution of this Agreement by Shareholders holding a majority of the Series A Stock subject to the Third Shareholders' Rights Agreement, the Third Shareholders' Rights Agreement shall terminate and shall be of no further force or effect (and the First Shareholders' Rights Agreement and the Second Shareholders' Rights Agreement each shall remain terminated).

            5.14 Determination of Shares. For purposes of this Agreement, the requisite number of shares of Series A Stock and/or Series B Stock and/or Conversion Stock and/or Incentive Stock required to be held by a Shareholder to qualify for any particular rights set forth in this Agreement shall be adjusted proportionately to reflect any subdivision, combination or stock dividend affecting the outstanding number of shares of such Stock effected after the date of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS
ELECTRONICS ARTS INC.                     MCA, INC.
a Delaware corporation

By: /S/ RUTH A. KENNEDY                   By:
    -------------------------------           ----------------------------------
Title: VP, General Counsel                Title:
       ----------------------------             --------------------------------

KLEINER PERKINS CAUFIELD &                TECHNOLOGY PARTNERS WEST,
BYERS V, a California Limited             FUND IV, L.P.
Partnership

By: /S/ VINOD KHOSLA                      By: /S/ WILLIAM HUNT
    -------------------------------           ----------------------------------
Title: General Partner                    Title: Managing Partner
       ----------------------------             --------------------------------

KPCB ZAIBATSU FUND I, a                   TW/THREE D HOLDING CO.
California Limited Partnership            By: TW Service Holding I, L.P.

By: /S/ VINOD KHOSLA                      By: /S/ DIANE L. MOSS
    -------------------------------           ----------------------------------
Title: General Partner                    Title: Vice President
       ----------------------------             --------------------------------

MATSUSHITA ELECTRIC                       AT&T
INDUSTRIAL CO., LTD.

By: /S/ H. TACHIBANA                      By:   /S/ JOHN A. BERMINGHAM
    -------------------------------           ----------------------------------
Title: Dir., Interactive Media Div.       Title: VP, New Business Ventures
       ----------------------------             --------------------------------

CREATIVE TECHNOLOGY LTD.

By:
    -------------------------------
Title:
       ----------------------------

COMPANY
THE 3DO COMPANY

By: /S/ JAMES ALAN COOK
    -------------------------------
Title: Secretary
       ----------------------------